    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1997

                                                     REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                  TENNECO INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                ISSUER: 76-0515284
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                    Identification No.)
                     1275 KING STREET
                  GREENWICH, CONNECTICUT                                               06831
         (Address of Principal Executive Offices)                                    (Zip Code)

                         ------------------------------

                    TENNECO THRIFT PLAN FOR HOURLY EMPLOYEES
                            (Full Title of the Plan)

                                KARL A. STEWART
                          VICE PRESIDENT AND SECRETARY
                                  TENNECO INC.
                                1275 KING STREET
                          GREENWICH, CONNECTICUT 06831
                    (Name and address of agent for service)

                           TELEPHONE: (203) 863-1000
         (Telephone number, including area code, of agent for service)

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF SECURITIES           AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
       TO BE REGISTERED              REGISTERED           PER SHARE*         OFFERING PRICE*     REGISTRATION FEE*
-------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
     per share (including
     associated rights)........     2,100 shares            $43.22               $90,762                $27
===================================================================================================================

* Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of the Company's Common Stock as reported on the New York Stock Exchange on December 1, 1997.

                         ------------------------------

     In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

================================================================================

     This Registration Statement covers 2,100 shares of Common Stock, par value $.01 per share, and the associated preferred share purchase rights attached thereto (the "Common Stock") of Tenneco Inc. (the "Company") which may be offered or sold from time to time under the Tenneco Thrift Plan for Hourly Employees, giving effect to the merger (the "Merger") of the Tenneco 401(k) Savings Plan for Chippewa Falls with and into such Thrift Plan (the "Plan"). This Registration Statement also covers an indeterminate amount of interests to be offered or sold from time to time under the Plan. The Merger is expected to take place on or about December 31, 1997.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

     Not required to be included herewith.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not required to be included herewith.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) The Company's Current Reports on Form 8-K dated March 27, 1997, April 25, 1997 and April 29, 1997, June 13, 1997 and October 23, 1997 and its
         Current Report on Form 8-K/A dated February 24, 1997;

     (c) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

     (d) The description of the Common Stock included in the Company's Registration Statement on Form 10, Registration No. 1-12387, originally filed with the Commission on October 30, 1996, as amended.

     (e) The Annual Report for the fiscal year ended December 31, 1996 for the Tenneco Thrift Plan for Hourly Employees on Form 11-K filed with the Commission by the Company.

     (f) The Annual Report for the fiscal year ended December 31, 1996 for the Tenneco 401(k) Savings Plan for Chippewa Falls on Form 11-K filed with the Commission by the Company.

     In addition to the foregoing, all documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been issued or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain legal matters regarding the Common Stock offered hereby will be passed upon for the Company by Theodore R. Tetzlaff, General Counsel of the Company. As of December 1, 1997, Mr. Tetzlaff beneficially owned 121,767 shares of Common Stock (including options to purchase 78,262 shares of Common Stock, which options were either exercisable as of such date or exercisable within 60 days of such date).

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, allows the advancement of costs of defending against litigation, and permits the Company to purchase insurance on behalf of directors, officers, employees, and agents. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

     The Restated Certificate of Incorporation of the Company (the "Certificate") provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may thereafter be amended. Based on the DGCL as presently in effect, a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

     While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate has no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

     The Amended and Restated By-laws of the Company (the "By-laws") provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. The By-laws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, the Company is required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Company's Board of Directors.

     The By-laws further provide that the Company will pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under the relevant section of the By-laws or otherwise.

     Pursuant to the By-laws, if a claim for indemnification or payment of expenses thereunder is not paid in full within 30 days after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. The By-laws provide that, in any such action, the Company will have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

     The By-laws also provide (i) that the rights conferred on any Indemnitee thereby are not exclusive of any other rights which such Indemnitee may have or thereafter acquire under any statute, provision of the Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise, (ii) that the Company's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other company, partnership, joint venture, trust, enterprise or nonprofit enterprise and (iii) that any repeal or modification of the relevant provisions of the By-laws will not adversely affect any right or protection thereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

     The By-laws also expressly state that the provisions thereof will not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

     The Company has purchased insurance which purports to insure the Company against certain costs of indemnification which may be incurred by it pursuant to the foregoing provisions, and to insure the officers and directors of the Company, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their function as such officers and directors except for liabilities resulting from their own malfeasance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

     *4.1 --  Restated Certificate of Incorporation of the Company.
     *4.2 --  Amended and Restated By-laws of the Company.
     *4.3 --  Rights Agreement, dated as of December 11, 1996, by and between Tenneco Inc. (formerly New Tenneco Inc.) and First
              Chicago Trust company of New York, as Rights Agent.
    **4.4 --  Form of Specimen Stock Certificate of Tenneco Inc. Common
              Stock.
      5.1 --  Opinion of Theodore R. Tetzlaff, Esq. as to the legality of the Common Stock being registered.
     15   --  None.
     23.1 --  Consent of Theodore R. Tetzlaff, Esq. (included in Exhibit
              5).
     23.2 --  Consents of Arthur Andersen LLP.
     23.3 --  Consent of Price Waterhouse LLP.
     24.1 --  Powers of Attorney of the following Directors of the
              Company: Mark Andrews, Peter T. Flawn, Belton K. Johnson,
              John B. McCoy, Sir David Plastow, William L. Weiss and
              Clifton R. Wharton, Jr.
     99   --  None.

------------------------------
 * Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

** Incorporated by reference to the Company's Registration Statement on Form 10,
   File No. 1-12387, originally filed with the Commission on October 30, 1996, as amended.

     The Company will submit or has submitted the Plan, and hereby undertakes to submit any amendments thereto, to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify said Plan.

ITEM 9. UNDERTAKINGS.

A. SUBSEQUENT DISCLOSURE.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company, pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. INCORPORATION BY REFERENCE.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. COMMISSION POSITION ON INDEMNIFICATION.

     The Company hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 3rd day of December, 1997.

                                          TENNECO INC.

                                          By        /s/ DANA G. MEAD
                                            ------------------------------------
                                                        Dana G. Mead
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 3rd day of December, 1997.

                      SIGNATURE                                        TITLE
                      ---------                                        -----

                  /s/ DANA G. MEAD                         Principal Executive Officer
-----------------------------------------------------        and Director
                    Dana G. Mead

                /s/ ROBERT T. BLAKELY                      Principal Financial and
-----------------------------------------------------        Accounting Officer
                  Robert T. Blakely

            Mark Andrews, Peter T. Flawn,                  Directors
          Belton K. Johnson, John B. McCoy,
        Sir David Plastow, William L. Weiss,
               Clifton R.Wharton, Jr.

            By: /s/ THEODORE R. TETZLAFF
  -------------------------------------------------
                Theodore R. Tetzlaff
                  Attorney-in-fact

                                   SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Committee appointed under the Tenneco Thrift Plan for Hourly Employees has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 3rd day of December, 1997.

                                          TENNECO THRIFT PLAN FOR HOURLY
                                          EMPLOYEES

                                          By:       /s/ DANA G. MEAD
                                            ------------------------------------
                                                        Dana G. Mead
                                                  Chairman of Tenneco Inc.
                                                     Benefits Committee

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------

 *4.1      --   Restated Certificate of Incorporation of the Company.
 *4.2      --   Amended and Restated By-laws of the Company.
 *4.3      --   Rights Agreement, dated as of December 11, 1996, by and
                between Tenneco Inc. (formerly New Tenneco Inc.) and First
                Chicago Trust Company of New York, as Rights Agent.
**4.4      --   Form of Specimen Stock Certificate of Tenneco Inc. Common
                Stock.
  5.1      --   Opinion of Theodore R. Tetzlaff, Esq. as to the legality of the Common Stock being registered.
 15        --   None.
 23.1      --   Consent of Theodore R. Tetzlaff, Esq. (included in Exhibit
                5).
 23.2      --   Consents of Arthur Andersen LLP.
 23.3      --   Consent of Price Waterhouse LLP.
 24.1      --   Powers of Attorney of the following Directors of the
                Company: Mark Andrews, Peter T. Flawn, Belton K. Johnson,
                John B. McCoy, Sir David Plastow, William L. Weiss and
                Clifton R. Wharton, Jr.
 99        --   None.

------------------------------
 * Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

** Incorporated by reference to the Company's Registration Statement on Form 10,
   File No. 1-12387, originally filed with the Commission on October 30, 1996, as amended.